Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-151924 on Form S-3 and Registration Statement Nos. 333-142732, 333-105019 and 333-70212 on Forms S-8 of our report dated January 31, 2011, relating to the financial statements of Lennar Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to retrospective adjustments for the adoption of certain accounting standards related to the presentation of noncontrolling interests and the disclosure guidance applicable to variable interest entities and the adoption of other provisions of the amended consolidation guidance applicable to variable interest entities which resulted in the deconsolidation of certain option contracts), and our reports dated January 31, 2011, relating to the financial statement schedule of Lennar Corporation and the effectiveness of Lennar Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Lennar Corporation for the year ended November 30, 2010.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

January 31, 2011